Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of August 12, 2020, by and among Blue Ridge Bank, National Association, a national banking association (the “Bank”), and Susan Pittman (the “Executive”).

WHEREAS, the Bank is the wholly-owned national banking association subsidiary of Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”);

WHEREAS, the Company and Bay Banks of Virginia, Inc. (“BAYK”) have entered into that certain Agreement and Plan of Reorganization dated as of August 12, 2020 (the “Reorganization Agreement”), under which BAYK will merge with and into the Company (the “Merger”) and Virginia Commonwealth Bank (“VCB”), the wholly-owned Virginia-chartered commercial bank subsidiary of BAYK, shall merge with and into the Bank (“Subsidiary Bank Merger”);

WHEREAS, Executive is an employee of BAYK and VCB pursuant to a contract of employment dated July 1, 2019 (“Employment Agreement”);

WHEREAS, as of the Effective Date of the Merger and Subsidiary Bank Merger, the Bank shall assume Executive’s employment and become the successor-in-interest to the Employment Agreement;

WHEREAS, based on Executive’s position as a key executive officer of BAYK and VCB, and as a material inducement for the Company to enter into the Reorganization Agreement, Executive and the Bank have agreed that upon the consummation of the Merger and the Subsidiary Bank Merger, Executive’s Employment Agreement shall be amended and restated under the terms and conditions set forth herein;

WHEREAS, the Bank desires to provide substantial benefits to Executive to which Executive would not be otherwise entitled and to obtain from Executive covenants protecting the Company and Bank’s customer relationships, confidential information and trade secrets, and Executive desires to obtain such benefits and is willing to enter into such covenants; and

WHEREAS, Executive is willing to make her services available to the Bank after the Merger and Subsidiary Bank Merger on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. Conditional upon consummation of the Merger and the Subsidiary Bank Merger and Executive continuing in the employ of BAYK and VCB until the effective date and time of the Merger and Subsidiary Bank Merger (the “Effective Date”), and further conditioned upon Executive’s execution and return of the Waiver and Release Agreement attached hereto as Exhibit A, which execution and return shall occur no sooner than the Effective Date, Executive shall continue Executive’s employment as Executive Vice President, Northern Neck Market of the Bank. Executive shall have the duties and responsibilities that are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned Executive from time to time by the Bank, consistent with Executive’s positions with the Bank. Executive accepts and agrees to the continuation of Executive’s employment and agrees to carry out her duties and responsibilities to the best of her ability in a competent, efficient and businesslike manner. Executive further agrees to comply with all the policies, standards and codes of conduct of the Bank now or hereafter adopted.

2. Term. This Agreement is effective on the Effective Date and shall end on the second anniversary of the date thereof and will be automatically extended for successive two year terms, unless terminated as provided herein. This Agreement will not be extended if either party gives written notice to the other stating its intention to terminate this Agreement at least 90 days before the expiration of the initial term or an applicable renewal term. The initial term of this Agreement and the renewal terms are referred to as the “Employment Period.”

3. Compensation.

(a) Base Salary. During the Employment Period, Executive shall receive for Executive’s services an annual base salary (the “Base Salary”) in an amount to be determined by the Bank in accordance with the salary administration program of the Bank as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Bank. In no event, however, will the Base Salary be less than the gross amount of $210,000. The Base Salary will be subject to all applicable withholdings and deductions required by federal and state law.

(b) Annual Bonus; Other Incentives. During the Employment Period, Executive will be entitled to receive annual cash bonus payments in such amounts and at such times as may be determined by the Bank pursuant to its bonus program for officers of the Bank. Any annual cash bonus will be paid to Executive no later than two and one-half months after the end of the year for which the annual bonus is awarded. To be eligible to receive any cash bonus, Executive must be actively employed by the Bank on the date such bonus is paid. The bonus will be subject to all applicable withholdings and deductions required by federal and state law. During the Employment Period, Executive will be eligible to receive other cash- or stock-based incentives in such amounts and on such terms and conditions as established by the Board of Directors of the Bank, or by the compensation committee of such boards, as applicable. In addition to participating in such incentive plans, Executive shall receive a cash bonus of $200,000, payable within 30 days of the Effective Date, provided Executive remains employed through the payment date, in recognition of Executive’s increased responsibilities in overseeing the implementation of the integration of BAYK into the Company and the integration of VCB into the Bank (“Retention Bonus”).

(c) Benefits. Executive will be entitled to participate in those retirement, life insurance, medical, sick leave, vacation, paid time off and other employee benefit plans and programs of the Bank that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans and programs. The Bank reserves the right to modify, add or eliminate benefits for its employees at any time as it deems appropriate.

(d) Business Expenses. The Bank will pay on Executive’s behalf (or promptly reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, the Bank in the performance of Executive’s duties pursuant to this Agreement, in accordance with the Bank’s policies as in effect from time to time.

(e) Continuing Professional Education. The Bank will pay on Executive’s behalf (or promptly reimburse Executive for) reasonable expenses incurred by Executive to obtain the necessary continuing professional education (CPE) credits to maintain Executive’s license number 24975 as a Certified Public Accountant in the Commonwealth of Virginia according to standards promulgated by the Virginia Board of Accountancy. Time utilized for the attainment of the CPE credits shall be considered business hours and not counted as vacation or paid time off hours.

(f) Insurance. The Bank or the Company will provide Executive with a split dollar life insurance benefit of $1,000,000 for Executive’s designated beneficiary during Executive’s employment, provided the Bank or the Company receive policy underwriting not greater than 120% of the cost of a standard issue policy for a female of Executive’s age. Executive agrees to take any action necessary to enable the Bank or the Company to maintain an insurance policy owned by the Bank or the Company with Executive as the insured. The right to such split dollar death benefit shall terminate upon Executive’s termination of employment for any reason other than due to her death.

4. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, and in addition to the expiration of the term of this Agreement, Executive’s employment will terminate under the following circumstances and will be subject to the following provisions:

(a) Termination as a Consequence of Death or Disability. If Executive dies while employed by the Bank, the Bank will pay Executive’s beneficiary designated in writing (provided such writing is executed and dated by Executive and delivered to the Bank in a form acceptable to the Bank prior to Executive’s death) or, if none, Executive’s estate Executive’s Base Salary through the end of the calendar month in which Executive’s death occurs. If Executive becomes “disabled” (as defined below), the Bank may give Executive written notice of its intention to terminate Executive’s employment, in which event Executive’s employment with the Bank will terminate on the 30th day after receipt of such notice by Executive. Notwithstanding any other provision of this Agreement to the contrary, if Executive’s employment is terminated under the preceding sentence, no payments shall be made under Section 4(c) or 4(d); provided that Executive shall be paid Executive’s Base Salary for services performed through the date of termination, and any other amounts required to be paid by law.

For purposes of this Section 4, Executive is “disabled” if Executive is entitled to receive long-term disability benefits under the Bank’s long-term disability plan, or, if there is no such plan, Executive’s inability to perform any of Executive’s essential job functions, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360 day period, as a result of Executive’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Bank).

(b) Termination for Cause. Executive’s employment may be terminated for Cause at any time. If the Bank terminates Executive for Cause, Executive shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. Only the following shall constitute “Cause” for such termination:

(i) deliberate neglect by Executive in the performance of Executive’s material duties and responsibilities as established from time to time by the Bank or Executive’s willful failure to follow reasonable instructions or policies of the Bank;

(ii) Executive’s continued failure to satisfactorily perform Executive’s job duties after being advised in writing of such failure and being given a reasonable opportunity and period to remedy such failure;

(iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Bank or an Affiliate (as defined below);

(iv) any breach by Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period to remedy such breach or violation; or

(v) the willful engaging by Executive in conduct that is reasonably likely to result, or has resulted, in material injury to the Company or the Bank, reputational, financial or otherwise.

All determinations made in interpreting and implementing the foregoing definition of Cause shall be made by the Bank in its sole and absolute discretion, and shall be binding on the Bank and Executive.

(c) Termination by the Bank Without Cause. Executive’s employment may be terminated by the Bank without Cause at any time upon written notice to Executive, which termination will be effective immediately or on such later date as specified in the written notice. In the event Executive’s employment is terminated without Cause, Executive shall receive any unpaid Base Salary through the date of termination within 30 days after the date of termination. In addition, Executive shall receive the following benefits, provided Executive signs a release and waiver of claims in favor of the Bank, any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank (each, an “Affiliate”), and their respective officers and directors in a form provided by the Bank no later than the date of termination and such release has become effective within 30 days after the date of termination (the “Release”):

(i) For the lesser of (x) the number of months remaining in the Employment Period or (y) the number of full or partial months Executive has been employed with the Bank and any predecessor or successor (such applicable number of months, the “Severance Period”), the Bank will continue to pay Executive’s Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to Executive had Executive’s employment not been terminated, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”).

(ii) Executive will receive a welfare continuance benefit in an amount equal to the product of (x) the number of months in the Severance Period times (y) the excess of the monthly premium that would apply as of Executive’s date of termination for continued health, dental and vision plan coverage for Executive and Executive’s “qualified beneficiaries” (as defined in Section 4980B of the Code) over the monthly amount that Executive paid for such coverage immediately before Executive’s termination. Such payment will be made only for individuals (including Executive) who are covered under such plan or plans immediately prior to Executive’s termination, but without regard to whether an election for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 is made. Such payment will be made in a lump sum on the 30th day after Executive’s date of termination, net of employment and income tax withholding.

Notwithstanding the foregoing, Executive shall not be entitled to any further payment under this Section 4(c) or under Section 4(d) of this Agreement in the event the Bank determines that Executive has breached any of the covenants set forth in Section 5 of this Agreement and files an action to enforce the covenants or gives Executive a notice that a claim is being initiated under Section 6 of this Agreement. Further, in such a proceeding, the Bank shall seek, and Executive shall be liable to return to the Bank, any payments made to Executive under this Section 4 dating back to the date of the original breach.

(d) Termination by Executive for Good Reason. Executive may voluntarily terminate Executive’s employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 4(c) relating to a termination without Cause, provided Executive signs the Release and it becomes effective within 30 days after the date of Executive’s termination. Executive must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by Executive, the Bank shall have a period of 30 days during which it may remedy in good faith the event or condition constituting Good Reason, and Executive’s employment shall continue in effect during such time so long as the Bank is making diligent efforts to cure. In the event the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to Executive under this Section 4(d).

For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Executive’s position, authority, duties or responsibilities;

(ii) the relocation of Executive’s primary office at which Executive must perform the services to be provided by Executive pursuant to this Agreement by more than 20 miles from its location in Kilmarnock, Virginia as of the Effective Date without Executive’s written consent; or

(iii) the failure of the Bank to comply with the provisions of Section 3 or a material breach by the Bank of any other provision of this Agreement.

Notwithstanding the above, Good Reason shall not include any resignation by Executive where Cause for Executive’s termination by the Bank exists.

(e) Resignation of All Other Positions. Effective upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, employee, or member of the Board of Directors (or committee thereof) of the Bank or any of its Affiliates.

(f) Change in Control. For purposes of this Agreement, a Change in Control means any of the following actions identified in clauses (i), (ii) or (iii) below:

(i) The acquisition by any Person (as defined below) of beneficial ownership of 50% or more of the then outstanding shares of common stock of the Company, provided that it shall not constitute a Change in Control if (a) the acquisition is directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) or (b) individuals who constitute the Incumbent Board (as defined below) immediately prior to the acquisition continue to constitute a majority of the Company’s Board of Directors for the 12-month period immediately after the acquisition.

(ii) Individuals who constitute the Board of Directors of the Company on the Effective Date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Company’s Board of Directors within a 12-month period, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company.

(iii) Consummation of a reorganization, merger, share exchange or consolidation involving the Company (a “Reorganization”), unless each of the following conditions is satisfied: (a) at least 40% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions, relative to each other, as their ownership existed in the Company immediately prior to the Reorganization; (b) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(c) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

For purposes of this Agreement, a Change in Control occurs on the date on which an event described in clause (i), (ii) or (iii) immediately above. If a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events. For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act. Notwithstanding the foregoing, under no circumstances shall a Change in Control be deemed to have occurred under this Agreement for any actions related to the Merger, the Subsidiary Bank Merger or other corporate actions related thereto.

(g) Termination due to Change in Control. If Executive’s employment is terminated without Cause within one year after a Change of Control shall have occurred or if she resigns for Good Reason within one year after a Change in Control shall have occurred, Executive shall receive any unpaid Base Salary through the date of termination within 30 days after the date of termination, and, in lieu of the payments made to Executive under Section 4(c), the Bank shall pay to Executive, as compensation for services rendered, the following benefits (subject to any applicable payroll or other taxes required to be withheld):

(i) For the lesser of (x) 24 months or (y) the number of full or partial months Executive has been employed with the Bank and any predecessor or successor (such applicable number of months, the “Severance Period”), following Executive’s termination of employment the Bank shall continue to pay Executive’s Base Salary in effect on the date of termination or, if greater, Executive’s highest base salary in effect in the three months immediately prior to the Change in Control, such payments to be made on the same periodic dates as salary payments would have been made to Executive had Executive’s employment not been terminated, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A.

(ii) Executive will receive the annual bonus, if any, that she would have received for the year prior to the year in which Executive’s employment terminates, had Executive remained employed but subject to attainment of performance criteria for such bonus, if such bonus was not yet paid on the date of Executive’s termination of employment.

(iii) Executive will receive a welfare continuance benefit in an amount equal to the product of (x) 18, or, if fewer, the number of months in the Severance Period, times (y) the excess of the monthly premium that would apply as of Executive’s date of termination for continued health, dental and vision plan coverage for Executive and her “qualified beneficiaries” (as defined in Section 4980B of the Code) over the monthly amount that Executive paid for such coverage immediately before termination. Such payment will be made only for individuals (including Executive) who are covered under such plan or plans immediately prior to Executive’s termination, but without regard to whether an election for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 is made. Such payment will be made in a lump sum on the 30th day after Executive’s date of termination, net of employment and income tax withholding.

Notwithstanding the foregoing, Executive shall not be entitled to any further payment under this Section 4(g) of this Agreement in the event the Bank determines that Executive has breached any of the covenants set forth in Section 5 of this Agreement and files an action to enforce the covenants or gives Executive notice that a claim is being initiated under Section 6 of this Agreement. Further, in such a proceeding, the Bank shall seek, and Executive shall be liable to return to the Bank, any payments made to Executive under this Section 4 dating back to the date of the original breach. As a condition precedent to the entitlement or receipt of any payments under this Section 4(g), Executive must execute a release and waiver of claims in favor of the Bank, any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank (each, an “Affiliate”), and their respective officers and directors in a form provided by the Bank no later than the date of termination and such release has become effective within 30 days after the date of termination (the “Release”).

(h) Maximum Benefit. It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Bank prior to the date of a Change in Control (or any other accounting firm or tax advisor designated by the Bank prior to the Change in Control) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change in Control, would be nondeductible by the Bank under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one hundred dollars less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

5. Covenants of the Executive.

(a) Noncompetition. Executive agrees that when employed with the Bank during the Employment Period and for any further period in which Executive is employed with the Bank and for 12 months after Executive is no longer employed by the Bank, regardless of the reason (the “Restricted Period”), Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) by (i) owning, managing or controlling a Competitive Business, or (ii) performing competitive duties that are the same as or substantially similar to those which Executive performed on behalf of the Bank or any of its Affiliates during the last 24 months of Executive’s employment by the Bank. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national securities exchange or have been registered under Section 12 of the Exchange Act.

(b) Nonsolicitation of Customers. Executive agrees that when employed by the Bank and through the Restricted Period, Executive will not, directly or indirectly, solicit, divert from the Bank or its Affiliates, or transact business with any “Customer” of the Bank or its Affiliates, with whom Executive had “Material Contact” during the last 12 months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last 12 months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Bank or its Affiliates at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank or its Affiliates during the last 12 months of Executive’s employment. “Customer” means any person or entity with whom the Bank or its Affiliates had a depository or other contractual relationship, pursuant to which the Bank or its Affiliates provided products or services during the last 12 months of Executive’s employment.

(c) Nonsolicitation of Employees. Executive agrees that when employed by the Bank and through the Restricted Period, Executive will not, directly or indirectly, hire any person employed by the Bank or its Affiliates during the last six (6) months of Executive’s employment, or solicit for hire or induce any such person to terminate employment with the Bank or its Affiliates, if the purpose is to compete with the Bank or its Affiliates.

(d) Definitions. As used in this Agreement,

(i) the term “Competitive Business” means any of the following businesses in which Executive was engaged in at any time during the last 24 months of Executive’s employment with the Bank on behalf of the Bank; the financial services business, which encompasses one or more of the following businesses, so long as the Bank or any of its Affiliates are engaged in any of such businesses at the time Executive’s employment ceases; consumer and commercial banking, insurance brokerage, residential and commercial mortgage lending; and, any other business in which the Bank or any of its Affiliates are engaged;

(ii) the term “Market Area” means (A) the cities of Charlottesville, Harrisonburg, Virginia Beach, Norfolk, Colonial Heights, Suffolk, Fredericksburg, Winchester and Martinsville in Virginia, the counties of Albemarle, Chesterfield, Culpepper, Charlotte, Fluvanna, Page, Patrick, King George, Westmoreland, Richmond, Northumberland, Lancaster, Louisa, Middlesex, Orange, Rockingham, and Spotsylvania in Virginia, and the county of Guilford in North Carolina, and any cities, towns and counties immediately contiguous to such localities, and (B) any other city, town, county or municipality in Virginia or North Carolina in which the Bank or its Affiliates is operating a mortgage or loan production office generating at least $25,000,000 per annum in total home mortgage loan originations in the 12 months preceding Executive’s Termination, or any retail banking office, as of the date Executive’s employment with the Bank and the Company ceases; provided that the foregoing subsections (A) and (B) shall only apply if the city, town, county, or municipality was a location (1) from which Executive worked at any time during the last 12 months of Executive’s employment, (2) from which someone who directly reported to Executive worked as that person’s primary office location at any time during the last 12 months of Executive’s employment, or (3) over which Executive had direct responsibility at any time during the last 12 months of Executive’s employment; and

(iii) the term “Person” means any person, partnership, corporation, company, group or other entity.

(e) Confidentiality. As an employee of the Bank, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank and/or the Company and/or its Affiliates and Executive acknowledges a fiduciary duty owed to the Bank, the Company, and its Affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank, the Company, or its Affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Employer; provided, however that to the extent the information covered by this Section 5 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Bank or the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Bank or the Company that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•

Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(f) Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive acknowledges and agrees that the covenants contained in this Section 5 are in consideration for this Agreement and payment hereunder including payments that may be made under Section 4. Executive further agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Bank and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by while in the employ of the Bank. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Bank or an Affiliate.

(g) Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. In the event legal action is commenced with respect to the provisions of this Section 5 and Executive has not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Paragraphs (a), (b), and (c) in this Section 5 may, in the court or arbitrator’s discretion, be tolled and run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6. Dispute Resolution.

(a) Except as provided in Section 6(c) below the Bank and Executive acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Charlottesville, Virginia, in accordance with the JAMS Employment Arbitration Rules & Procedures. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b) The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The parties may apply to any Virginia state court or federal court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, to the extent that such court would have jurisdiction over the subject matter of such action, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d) EXECUTIVE HEREBY CONFIRMS EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, EXCEPT AS PROVIDED IN SECTION 6(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF EXECUTIVE’S RELATIONSHIP WITH THE BANK AND ITS AFFILIATES.

7. Non-disparagement. Executive will not at any time during or after the Employment Period make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank, its Affiliates, or their business, or any of their directors, employees, customers, and other associated third parties. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Executive shall promptly provide written notice of any such order to the Bank.

8. Regulatory Provisions.

(a) Suspension or Temporary Prohibition from Participation. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under the Federal Deposit Insurance Act (the “FDIA”) or an order issued by any federal or state government agency, the obligations of the Bank under this Agreement shall be suspended as of the date of service of such notice or the issuance date of such order. If the charges in the notice or order are dismissed, the Bank shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) Removal or Permanent Prohibition from Participation. If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by a notice served under the FDIA or an order issued by any federal or state government agency, all obligations of the Bank under this Agreement shall terminate as of the date of service of such notice or the issuance date of such order, but Executive’s vested rights under any employee benefit plans and programs of the Bank shall not be affected.

(c) Default. If the Bank is in default as defined in the FDIA or any order issued by any federal or state government agency, all obligations of the Bank under this Agreement shall terminate as of the date of default, but the operation of this Section 8(c) shall not affect any of Executive’s vested rights under any employee benefit plans and programs of the Bank.

(d) Mitigation. The Bank will use its commercially reasonable efforts to mitigate any adverse impact of Sections 8(a), 8(b) and 8(c) on Executive.

(e) Payment Prohibition. If the Bank is prohibited from making a payment provided for in this Agreement pursuant to the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then the Bank shall be obligated to make such payment, and Executive shall have no right to receive such payment. If the Bank is prohibited from making a payment provided for in this Agreement without the prior consent or approval of the FDIC, the Office of the Comptroller of the Currency or another appropriate federal banking agency, then the Bank shall be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received. The Bank hereby agrees and covenants to use its best efforts to obtain the required consent or approval as expeditiously as possible and agree to provide Executive with documentation of its efforts and status reports as requested.

9. Miscellaneous.

(a) Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c) Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The parties acknowledge and agree that this Agreement, together with the Change in Control Agreement, supersedes and replaces any offer letter Executive may have received from the Bank or the Company, and that any such letter is of no further force and effect. This Agreement may be amended only by an agreement signed by the parties hereto.

(d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

(e) Binding Effect; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement.

(f) No Construction Against Any Party. This Agreement is the product of informed negotiations between the parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g) Clawback. Any incentive-based compensation or award that Executive receives, or has received, from the Bank or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Bank as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Bank reasonably determines in good faith, including pursuant to any incentive compensation clawback policy adopted by the Board of Directors of the Bank.

(h) Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or its Affiliates (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Bank. The Documents and any copies thereof stored in any manner, together with any Bank issued equipment, vehicles, keys, security devices, identification cards, computers, cell phones and other devices, that are in Executive’s possession or control shall be returned to the Bank immediately upon Executive’s termination of employment for any reason or at such earlier time as the Board of Directors of the Bank or its designees may specify.

(i) Section 409A Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A to the extent required to avoid a violation of Section 409A. Notwithstanding the foregoing, neither the Bank nor any Affiliate makes any representation that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Bank or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or if sooner the date of Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive (or Executive’s beneficiary) in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 4 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and that is subject to the Release becoming effective, and that would otherwise be paid in the first 30 days after Executive’s termination date shall be paid, if at all, on such 30th day and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Bank’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

(j) Notices. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Bank shall be directed to the Corporate Secretary of the Bank, with a copy directed to the Chairman of the Board of Directors of the Bank. Notices to Executive shall be directed to Executive’s last known address. Any party may designate another address in writing (or by such other method approved by the Bank) from time to time.

(k) Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES: (i) THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND (ii) THAT, EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(m) Tax Withholding. The Bank is authorized to withhold from all amounts paid or provided under this Agreement applicable taxes required to be withheld thereon.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

BLUE RIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

/s/ Susan Pittman
Susan Pittman

EXHIBIT A

SETTLEMENT, WAIVER AND RELEASE AGREEMENT

THIS SETTLEMENT, WAIVER AND RELEASE AGREEMENT (this “Agreement”) is made as of                                     , 202      , by and among Blue Ridge Bank, National Association, a national banking association (the “Bank”), Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), and Susan Pittman (the “Executive”).

WHEREAS, the Bank is the wholly-owned national banking association subsidiary of the Company;

WHEREAS, the Company and Bay Banks of Virginia, Inc. (“BAYK”) have entered into that certain Agreement and Plan of Reorganization dated as of August 12, 2020 (the “Reorganization Agreement”), under which BAYK will merge with and into the Company (the “Merger”) and Virginia Commonwealth Bank (“VCB”), the wholly-owned Virginia-chartered commercial bank subsidiary of BAYK, shall merge with and into the Bank (“Subsidiary Bank Merger”);

WHEREAS, Executive is an employee of BAYK and VCB pursuant to a contract of employment dated July 1, 2019 (“Employment Agreement”);

WHEREAS, as of the Effective Date of the Merger and Subsidiary Bank Merger, the Bank shall assume Executive’s employment and become the successor-in-interest to the Employment Agreement;

WHEREAS, Executive and the Bank have agreed that upon the consummation of the Merger and the Subsidiary Bank Merger, Executive’s Employment Agreement shall be amended and restated under the terms and conditions set forth in the Amended and Restated Employment Agreement dated August 12, 2020 (“Amended and Restated Employment Agreement”);

WHEREAS, as a condition precedent to and in consideration for the substantial benefits to be conferred upon Executive in the Amended and Restated Employment Agreement, the Bank wishes to obtain from Executive a waiver and release; Executive desires to obtain such benefits and is willing to waive and release her rights as provided herein; and

NOW, THEREFORE, in consideration of the premises and the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Release.

a. In consideration of the making of the Retention Bonus to Executive, as defined in the Amended and Restated Employment Agreement, Executive, on Executive’s own behalf and on behalf of Executive’s attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever waives, releases and discharges BAYK,

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VCB, the Company, the Bank (whether directly or by reason of succession to the Company or the Bank, as applicable), and all subsidiary and/or affiliated companies of the Company, the Bank, BAYK, and VCB, as well as the respective predecessors, successors, assigns, officers, owners, directors, agents, representatives, attorneys, advisors and employees of the Company, the Bank, BAYK, and VCB (all of whom are referred to throughout this Agreement as the “Releasees”), from all claims, claims for relief, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, related to or arising out of the Employment Agreement.

Specifically included in this waiver, release and discharge are, among other things, any and all claims related to any severance pay; change in control benefits; provision of major medical and other healthcare insurance coverage (or cash payments in lieu of such coverage); participation rights in welfare benefit plans of the Company or the Bank; rights to contractual employment; cash bonus, stock option award, stock award, performance unit award, restricted stock unit award, and other incentive payment rights; rights to or reimbursement of legal expenses; automobile expenses or country club dues; and, any claim against the Releasees for back pay, front pay, severance pay, reinstatement, equitable relief, withholding from wages, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Executive or Executive’s property resulting from any claimed violation of state or federal law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Equal Pay Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, and under any other federal, state and local laws.

b. Notwithstanding any other provision contained herein, the foregoing waiver, release and discharge does not apply to (i) base salary for the calendar year accrued (whether or not paid) up to the date of execution; (ii) unreimbursed business expenses incurred prior to the date of execution for which Executive is entitled to reimbursement under policies of the Company or the Bank; (iii) any vested rights that Executive may have under the terms of any 401(k) plan or other benefit plan; and (iv) Executive’s rights and benefits under this Agreement. The foregoing waiver, release and discharge does not waive, release or discharge claims that cannot be released by private agreement.

2. Non-Admission. This Agreement shall in no way be construed as an admission by any of the Releasees that it, he or she has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Releasees or any of them. The Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person or entity on the part of themselves, their employees, or their agents.

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3. No Filing of Claims. Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against any of the Releasees with any administrative, state, federal, or governmental entity, bureau, commission or agency or with any court. Nothing herein is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local governmental agency or cooperating with said agency in its investigation. Executive, however, agrees that Executive shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against any of the Releasees, without regard as to who brought said complaint or charge.

4. Executive’s Acknowledgements.

a. Executive acknowledges, agrees and understands that the Company and the Bank paying or causing to be paid the Retention Bonus is not required by the policies and procedures of the Company or the Bank and that the Retention Bonus is in addition to any and all pay and benefits to which Executive already may have been entitled by contract or law, other than pursuant to the Employment Agreement, and constitutes good, valuable, and sufficient consideration for Executive’s covenants and agreements contained in this Agreement. Executive further acknowledges that payment of the Retention Bonus shall fully satisfy and forever extinguish all obligations to Executive under the Employment Agreement.

b. Except as contemplated by Section 1(b) above, Executive acknowledges, understands, and agrees that Executive has been paid in full for all hours that Executive has worked for the Company and/or the Bank through the date of Executive’s execution of this Agreement and that Executive has been paid any and all compensation or bonuses which have been earned by Executive through the date of Executive’s execution of this Agreement.

c. Executive affirms that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute and deliver this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

d. Executive expressly acknowledges that she has previously informed the Bank or the Company’s management of any and all conduct that she believes to have been illegal, unlawful, or unethical on the part of Bank or the Company or any of its current or former officers, directors, managers, shareholders, employees, or its management that she has become aware of that even arguably required any action on the part of Company or the Bank and she expressly acknowledges that Company and/or the Bank acted properly in response to all such conduct.

e. Executive represents that Executive has truthfully disclosed all material details of all transactions between Executive (including entities in which Executive or Executive’s immediate family have an interest) and either of the Company or the Bank and has not breached Executive’s duty of loyalty to the Company or the Bank during Executive’s employment.

f. Executive represents that, as of the date of execution, she has not suffered any on-the-job injury for which she has not already notified Company or the Bank in writing and/or filed a claim.

5. No Disclosure Of Terms Of Agreement. Executive agrees to keep the terms and fact of this Agreement confidential and not hereafter disclose any information concerning the Agreement to anyone at any time, without the express written consent of the Company and the Bank. However, nothing in this Section 5 shall prohibit Executive from disclosing or discussing this Agreement with Executive’s spouse, attorneys, tax advisors, or accountants, who must be informed of and agree to be bound by the confidentiality provision set forth in this Section 5 before Executive discloses any information to them about the Agreement. In addition, nothing in the Agreement shall prohibit Executive from disclosing the terms of this Agreement if legally compelled to do so and nothing shall prohibit Executive from performing any duty or obligation that shall arise as a matter of law.

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6. Agreement Binding; Governing Law; Severability. The Company, the Bank and Executive agree that the terms of this Agreement shall be final and binding. Executive understands and acknowledges that this Agreement contains a full and final release of claims against the Releasees arising out of or related to the Employment Agreement; and that Executive has agreed to its terms knowingly, voluntarily, and without intimidation, coercion or pressure. This Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Virginia. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

7. Entire Agreement. This Agreement sets forth the entire agreement among the Company, the Bank and Executive with respect to the specific subject matter hereof and thereof and fully supersedes any and all prior agreements or understandings, written and/or oral, between or among Executive, the Company and/or the Bank pertaining to the specific subject matter of this Agreement.

8. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, this Agreement may not be assigned by Executive and any purported assignment shall be null and void.

9. Effective Date. Executive shall not execute this Agreement, nor shall this agreement become effective, prior to the Effective Date of the Merger and Subsidiary Bank Merger, as defined in the Amended and Restated Employment Agreement.

[Signatures contained on following page.]

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IN WITNESS WHEREOF, Executive and the Bank have executed this Waiver and Release Agreement as of the date first written above.

EXECUTIVE

Susan Pittman

BLUE RIDGE BANKSHARES, INC.

By:
Brian K. Plum
Chief Executive Officer

BLUE RIDGE BANK, NATIONAL ASSOCIATION

By:
Randal R. Greene
President and Chief Executive Officer